Exhibit 99.1

DIAMOND S SHIPPING INC. REPORTS SECOND QUARTER 2020 RESULTS

Greenwich, CT, USA, August 13, 2020. Diamond S Shipping Inc. (NYSE: DSSI) (“Diamond S”, or the “Company”), one of the largest publicly listed owners and operators of crude oil and product tankers, today announced results for the second quarter of 2020.

Highlights for the Second Quarter and Recent Events

-- Net income attributable to Diamond S of $45.7 million, or $1.15 per basic share, and Adjusted EBITDA (see Non-GAAP Measures section below) of $84.1 million.

-- Repaid $73.6 million of debt in the quarter, $40.0 million on revolving credit facilities in addition to $33.6 million of scheduled repayments. Net debt at June 30, 2020 was $640.0 million, implying a net debt to asset value leverage ratio of 41% based on broker valuations as of June 2020. At quarter end, total free liquidity available to the Company was $128.4 million.

-- Entered into a strategic partnership with NORDEN A/S, DiaNor, to facilitate the commercial consolidation of two of the world’s largest owner/operators of product tankers. As of June 30, 2020, five of the expected 28 vessels were delivered into the Norient Product Pool. The remaining 23 vessels are expected to deliver in the first half of Q3 2020.

-- Entered into floating-to-fixed LIBOR interest rate swaps on approximately 25% of the Company’s total outstanding debt. The average fixed LIBOR rate of 0.54% matures in December 2024.

-- As of August 12, 2020, fixed approximately 59% of Crude Fleet revenue days operating in the spot market at an average rate of approximately $25,700 per day and approximately 55% of Product Fleet revenue days operating in the spot market at an average rate of approximately $11,000 per day in the third quarter of 2020.

Craig H. Stevenson Jr., President and CEO of Diamond S, commented: “We are pleased with our performance in the second quarter, which is reflected in our strong financial results. Our primary focus is on positioning Diamond S to deliver outstanding cash flows in normalized market conditions. For this reason, we continue to lower our leverage, thereby improving our already competitive breakeven levels. We allocated excess capital in the quarter to paying down our debt by reducing exposure on our revolving credit facilities. These amounts may be redrawn in the future to provide liquidity or capital for opportunistic strategic moves. We remain positive in our long-term market outlook and we strongly believe the current market price of our shares does not reflect the underlying value of our vessels.”

Second Quarter 2020 Results

Net income attributable to Diamond S for the second quarter of 2020 was $45.7 million, or $1.15 basic and $1.14 diluted earnings per share, compared to a net loss of $8.5 million, or $0.21 basic and diluted loss per share, for the second quarter of 2019. The increase is primarily related to improved tanker market conditions in both the crude and product tanker segments.

The Company groups its business primarily by commodity transported and segments its fleet into a 16-vessel crude oil transportation fleet (the “Crude Fleet”) and a 50-vessel refined petroleum product transportation fleet (the “Product Fleet”). The Crude Fleet consists of 15 Suezmax vessels and one Aframax vessel. The Product Fleet consists of 44 medium range (“MR2”) vessels and 6 Handysize (“MR1”) vessels.

Net revenues for the Company, which represents voyage revenues less voyage expenses, were $134.2 million for the second quarter of 2020 compared to $83.4 million for the second quarter of 2019. Net revenues from the Crude Fleet were $55.2 million in the second quarter of 2020 compared to $24.4 million for the second quarter of 2019. Net revenues from the Product Fleet were $79.0 million in the second quarter of 2020 compared to $59.0 million for the second quarter of 2019. The increase in net revenues in both the Crude Fleet and Product Fleet was principally driven by stronger market conditions. Despite the demand destruction caused by the global pandemic, tanker markets were firm because of the sharp contango structure of the crude oil price curve, where the future price of oil was expected to be substantially greater than current prices. This led to a strong demand for the floating storage of oil and petroleum products on tankers, which effectively decreased the supply of ships for transport cargos and increased freight rates.

Vessel expenses were $41.7 million for the second quarter of 2020 compared to $42.4 million for the second quarter of 2019. Vessel expenses, which include crew costs, insurance, repairs and maintenance, lubricants and spare parts, technical management fees and other miscellaneous expenses, decreased by $0.7 million primarily due to the sale of the two MR2 vessels in the third quarter of 2019.

Depreciation and amortization expense was $28.8 million in the second quarter of 2020 compared to $29.2 million for the second quarter of 2019. The decrease in depreciation and amortization expense was primarily due to the sale of two MR2 vessels in the third quarter of 2019.

General and administrative expenses were $7.5 million in the second quarter of 2020 compared to $7.3 million for the second quarter of 2019.

Interest expense was $9.7 million in the second quarter of 2020 compared to $13.4 million for the second quarter of 2019. Interest expense decreased in the second quarter of 2020 due to a lower average debt balance as a result of mandatory debt repayments and a decrease in the effective interest rate.

Other income, which consists primarily of interest income, was less than $0.1 million in the second quarter of 2020, compared to $0.3 million for the second quarter of 2019.

Liquidity

As of June 30, 2020, the Company had $124.1 million in cash and restricted cash. Restricted cash and minimum cash required by debt covenants was $55.7 million. In the second quarter of 2020, the Company repaid $40.0 million drawn from its revolving credit facilities, increasing available liquidity to $128.4 million net of minimum cash requirements as of June 30, 2020.

Outlook

Tanker market conditions are expected to weaken in the third quarter as the inventory storage cycle reverses during a seasonally weak period for demand. Demand has not yet fully recovered from the impact of COVID-19, although it has improved from low levels at the start of the second quarter of 2020. In the near term, however, effective fleet supply is expected to increase as the number of vessels used for storage decreases, while tanker demand is expected to be low due to drawdowns of inventory coupled with seasonal market weakness.

As of August 12, 2020, approximately 59% of the Crude Fleet revenue days operating in the spot market in the third quarter of 2020 have been fixed at an average rate of $25,700 per day. Approximately 55% of the Product Fleet revenue days operating in the spot market have been fixed at an average rate of $11,000 per day in the third quarter of 2020.

Conference Call

The Company will hold a conference call on August 13, 2020 at 8:00 a.m. Eastern Time to discuss its results for the second quarter of 2020.

To access the call, participants should dial +1 866 211-4137 for domestic callers and +1 647 689-6723 for international callers. Participants are encouraged to dial in ten minutes prior to the call. Please enter passcode 3179296.

A live webcast of the conference call will be available from the Company’s website at www.diamondsshipping.com.

An audio replay of the conference call will be available starting at 11 a.m. ET on Thursday August 13, 2020 through Thursday, August 20, 2020 by dialing in +1 800 585-8367 or +1 416 621-4642 and entering the passcode 3179296.

About Diamond S Shipping Inc.

Diamond S Shipping Inc. (NYSE: DSSI) owns and operates 66 vessels on the water, including 15 Suezmax vessels, one Aframax and 50 medium-range (MR) product tankers. Diamond S is one of the largest energy shipping companies providing seaborne transportation of crude oil, refined petroleum and other petroleum products. The Company is headquartered in Greenwich, CT. More information about Diamond S can be found at www.diamondsshipping.com.

Disclosure Regarding Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements including statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions. Although management believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond the Company’s control, there can be no assurance that the Company will achieve or accomplish these expectations, beliefs or projections. Some of the factors that could cause our actual results or conditions to differ materially include unforeseen liabilities; future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the Company’s operations; risks relating to the integration of assets or operations of entities that it has or may in the future acquire and the possibility that the anticipated synergies and other benefits of such acquisitions may not be realized within expected timeframes or at all; the failure of counterparties to fully perform their contracts with the Company; the strength of world economies and currencies; the duration and impact of the COVID-19 (coronavirus) outbreak; general market conditions, including fluctuations in charter rates and vessel values; changes in demand for tanker vessel capacity; changes in the Company’s operating expenses, including bunker prices; drydocking and insurance costs; the market for the Company’s vessels; availability of financing and refinancing; charter counterparty performance; ability to obtain financing and comply with covenants in such financing arrangements; changes in governmental rules and regulations or actions taken by regulatory authorities; potential liability from pending or future litigation; general domestic and international political conditions; potential disruption of shipping routes due to accidents or political events; vessels breakdowns and instances of off-hires; and other factors. Please see the Company's filings with the SEC for a more complete discussion of certain of these and other risks and uncertainties. The Company undertakes no obligation, and specifically declines any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Inquiries:

Tel: +1-212-517-0810

E-mail: IR@diamondsshipping.com

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
as of June 30, 2020 and December 31, 2019

(In Thousands, except for share and per share data)

(Unaudited)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$118,392	$83,609
Due from charterers – Net of provision for doubtful accounts of $1,717 and $1,415, respectively	80,663	80,691
Inventories	21,730	32,071
Prepaid expenses and other current assets	13,815	13,179
Total current assets	234,600	209,550

Noncurrent assets:
Vessels – Net of accumulated depreciation of $605,350 and $553,483, respectively	1,821,428	1,865,738
Other property – Net of accumulated depreciation of $737 and $584, respectively	508	642
Deferred drydocking costs – Net of accumulated amortization of $21,505 and $17,975, respectively	35,720	37,256
Restricted cash	5,679	5,610
Advances to Norient pool	1,390	—
Time charter contracts acquired – Net of accumulated amortization of $3,914 and $2,296, respectively	3,486	5,004
Other noncurrent assets	3,543	4,582
Total noncurrent assets	1,871,754	1,918,832
Total	$2,106,354	$2,128,382

Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$134,389	$134,389
Accounts payable and accrued expenses	37,569	44,062
Deferred charter hire revenue	6,482	1,934
Derivative liability	456	—
Total current liabilities	178,896	180,385

Long-term debt – Net of deferred financing costs of $14,258 and $15,866, respectively	633,468	744,055
Derivative liability	440	—
Total liabilities	812,804	924,440

Equity:
Common stock, par value $0.001; 100,000,000 shares authorized; issued and outstanding 39,912,877 and 39,890,699 shares at June 30, 2020 and December 31, 2019, respectively	40	40
Treasury stock – at cost; 137,289 shares at June 30, 2020	(1,418)	—
Additional paid-in capital	1,239,408	1,237,658
Accumulated other comprehensive loss	(896)	—
Retained earnings (accumulated deficit)	22,189	(68,567)
Total Diamond S Shipping Inc. equity	1,259,323	1,169,131
Noncontrolling interests	34,227	34,811
Total equity	1,293,550	1,203,942
Total	$2,106,354	$2,128,382

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
for the Three and Six Months Ended June 30, 2020 and 2019

(In Thousands, except for share and per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Spot revenue	$162,419	$129,344	$350,071	$227,793
Time charter revenue	20,815	19,951	42,888	24,158
Pool revenue	319	—	319	—
Total revenue	183,553	149,295	393,278	251,951

Operating expenses:
Voyage expenses	49,349	65,895	124,030	107,473
Vessel expenses	41,738	42,376	83,274	67,177
Depreciation and amortization expense	28,771	29,243	57,531	51,199
General and administrative expenses	7,485	7,320	15,609	13,608
Total operating expenses	127,343	144,834	280,444	239,457
Operating income	56,210	4,461	112,834	12,494
Other (expense) income:
Interest expense	(9,711)	(13,422)	(21,087)	(22,792)
Other income	3	384	336	901
Total other expense – Net	(9,708)	(13,038)	(20,751)	(21,891)
Net income (loss)	46,502	(8,577)	92,083	(9,397)
Less: Net income (loss) attributable to noncontrolling interest	790	(74)	1,327	132
Net income (loss) attributable to Diamond S Shipping Inc.	$45,712	$(8,503)	$90,756	$(9,529)

Net earnings (loss) per share – basic	$1.15	$(0.21)	$2.28	$(0.28)
Net earnings (loss) per share – diluted	$1.14	$(0.21)	$2.26	$(0.28)

Weighted average common shares outstanding – basic	39,920,559	39,890,698	39,861,943	33,774,260
Weighted average common shares outstanding – diluted	40,111,348	39,890,698	40,091,647	33,774,260

(1)	The Company is a 51% owner in NT Suez Holdco LLC (“NT Suez”), a joint venture that owns two Suezmax vessels. The Company also performs commercial, technical and administrative services for this joint venture.

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
for the Six Months Ended June 30, 2020 and 2019

(In Thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2020	2019
Cash flows from Operating Activities:
Net income (loss)	$92,083	$(9,397)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	57,531	51,199
Amortization of deferred financing costs	1,771	1,892
Amortization of time charter hire contracts acquired	1,518	872
Amortization of the realized gain from recouponing swaps	—	(1,377)
Stock-based compensation expense	2,443	861
Changes in assets and liabilities	6,802	(24,313)
Cash paid for drydocking	(3,014)	(7,691)
Net cash provided by operating activities	159,134	12,046

Cash flows from Investing Activities:
Acquisition costs, net of cash acquired of $16,568	—	(292,683)
Transaction costs	—	(18,804)
Payments for vessel additions and other property	(7,481)	(7,388)
Net cash used in investing activities	(7,481)	(318,875)

Cash flows from Financing Activities:
Borrowings on long-term debt	—	300,000
Principal payments on long-term debt	(67,195)	(35,496)
Borrowings on revolving credit facilities	—	56,000
Repayments on revolving credit facilities	(45,000)	(26,323)
NT Suez Holdco LLC distribution	(1,911)	—
Shares repurchased	(1,418)	—
Cash paid to net settle employee withholding taxes on equity awards	(693)	—
Proceeds from partners’ contributions in subsidiaries	—	980
Payments for deferred financing costs	(584)	(6,959)
Net cash (used in) provided by financing activities	(116,801)	288,202
Net increase (decrease) in cash, cash equivalents and restricted cash	34,852	(18,627)
Cash, cash equivalents and restricted cash – Beginning of period	89,219	88,158
Cash, cash equivalents and restricted cash – End of period	$124,071	$69,531

Supplemental disclosures:
Cash paid for interest	$20,538	$22,075
Unpaid transaction costs in Accounts payable and accrued expenses at the end of the period	$—	$280
Unpaid vessel additions in Accounts payable and accrued expenses at the end of the period	$—	$2,485

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Other Operating Data

(Unaudited)

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2020		2019		2020		2019
	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet
Time Charter TCE per day(1)	$26,372	$14,558	$26,105	$13,953	$26,380	$14,352	$26,117	$14,335
Spot TCE per day (1),(2)	44,214	18,956	15,528	12,815	45,510	17,686	17,862	13,463
Total TCE per day(1),(2)	$40,626	$18,073	$16,200	$13,118	$41,769	$16,999	$18,174	$13,639
Vessel operating expenses per day(3)	$7,030	$6,407	$7,195	$6,677	$7,367	$6,535	$6,745	$6,590
Revenue days(4)	1,357	4,422	1,433	4,617	2,786	8,937	2,516	7,399
Operating days(4)	1,456	4,550	1,456	4,732	2,912	9,100	2,552	7,606

(1)	Time charter equivalent (“TCE”) revenue represents voyage revenues, which commence at the time a vessel departs its last discharge port and end at the time the discharge of cargo at the next discharge port is complete, less voyage expenses incurred over such time. TCE rates are a non-GAAP measure, generally used in the shipping industry, used to compare revenue generated from voyage charters to revenue generated from time charters. TCE rates assist the Company’s management in making decisions regarding the deployment and use of its vessels and in evaluating the financial performance of vessels under commercial management. See Non-GAAP Measures below.
(2)	Revenues are derived on a discharge-to-discharge basis less voyage expenses which primarily consist of fuel costs and port charges incurred over the same period. Voyage revenues, as presented in the income statement, are reported under a load-to-discharge basis under U.S. GAAP. A reconciliation is provided in the Non-GAAP Measures section of the press release.
(3)	The vessel operating expenses primarily consist of crew wages and associated costs, insurance premiums, lubricants and spare parts, technical management fees and repair and maintenance costs and excludes nonrecurring items.
(4)	Operating days include the calendar days in the period of owned vessels. Revenue days represent operating days less technical off-hire and drydocking.

Non-GAAP Measures

To supplement the Company’s financial information presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), management uses certain “non-GAAP financial measures” as such term is defined in Regulation G promulgated by the Securities and Exchange Commission (the “SEC”). Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with GAAP. Management believes the presentation of these measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations, and therefore a more complete understanding of factors affecting its business than GAAP measures alone.

TCE revenue, TCE per day, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance (“Adjusted EBITDA”) are non-GAAP financial measures that are presented in this press release and that the Company believes provide investors with a means of evaluating and understanding how the Company’s management evaluates the Company’s operating performance. These non-GAAP financial measures should not be considered in isolation from, as substitutes for, nor superior to financial measures prepared in accordance with GAAP. Please see below for reconciliations of TCE revenue, TCE per day, EBITDA and Adjusted EBITDA.

Reconciliation of Voyage Revenue to TCE per Day

(in thousands of U.S. dollars, except fleet data)	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2020		2019		2020		2019
	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet
Voyage revenue	$69,873	$113,680	$51,474	$97,821	$160,502	$232,776	$86,883	$165,068
Voyage expense	(14,660)	(34,689)	(27,094)	(38,801)	(43,009)	(81,021)	(41,464)	(66,009)
Amortization of time charter contracts acquired	581	197	581	215	1,162	356	600	272
Off-hire bunkers in voyage expenses	147	227	211	230	281	301	211	603
Commercial management pool fees	-	9	-	-	-	9	-	-
Load-to-discharge/Discharge-to-discharge	(793)	481	(1,955)	1,096	(2,562)	(495)	(501)	943
Revenue from sold vessels	-	4	-	-	-	(11)	-	30
TCE Revenue	$55,148	$79,909	$23,217	$60,561	$116,374	$151,915	$45,729	$100,907
Operating days	1,456	4,550	1,456	4,732	2,912	9,100	2,552	7,606
Off-hire/Dry Docking days	99	128	23	115	126	163	36	207
Revenue days	1,357	4,422	1,433	4,617	2,786	8,937	2,516	7,399
TCE per day	$40,626	$18,073	$16,200	$13,118	$41,769	$16,999	$18,174	$13,639

Reconciliation of Net Income/(Loss) to EBITDA and Adjusted EBITDA

EBITDA represents net income (loss) before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA are presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA and Adjusted EBITDA do not represent, and should not be considered a substitute for, net income (loss) or cash flows from operations determined in accordance with GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results reported under GAAP. Some limitations are:

▪	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
▪	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
▪	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt.

While EBITDA and Adjusted EBITDA are frequently used by companies as a measure of operating results and performance, neither of those items as prepared by the Company is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income/(loss), as reflected in the consolidated statements of operations, to EBITDA and Adjusted EBITDA:

(in thousands of U.S. dollars)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss)	$46,502	$(8,577)	$92,083	$(9,397)
Total other expense, net	9,708	13,038	20,751	21,891
Operating income	56,210	4,461	112,834	12,494
Depreciation and amortization	28,771	29,243	57,531	51,199
Noncontrolling interest	(1,695)	(869)	(3,137)	(2,026)
EBITDA	83,286	32,835	167,228	61,667
Fair value of TC amortization	778	796	1,518	872
Nonrecurring corporate expenses	-	-	-	1,392
Adjusted EBITDA	$84,064	$33,631	$168,746	$63,931

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